Exhibit 99.1

For Immediate Release

Contact:           Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Reports Results of Operations for the Second Quarter 2008

Corona, California, August 6, 2008 -- Vineyard National Bancorp (the “company”) (NASDAQ: VNBC), parent company of Vineyard Bank, N.A. (“Vineyard”) and other subsidiaries today reported a loss for the quarter ended June 30, 2008 of $62.5 million, or $6.46 per common share, compared with net earnings of $6.0 million, or $0.53 per diluted common share, for the quarter ended June 30, 2007.  The net loss for the second quarter of 2008 was due primarily to $40.5 million of provision for loan losses, principally associated with Vineyard’s land and single family residential (“SFR”) tract construction loans originated between 2005 and 2007, and a tax provision of $20.3 million resulting primarily from the creation of a valuation allowance on the company’s deferred tax asset.

James LeSieur, interim chief executive officer, stated, “Despite the current economic environment and additional challenges arising in the second quarter, Vineyard continues to make significant strides toward the resolution of our asset quality issues and the implementation of other risk mitigation measures. Payoffs of our luxury home construction loans, loan sales and the sale of other real estate owned properties have made positive contributions.  We continue to work diligently to maintain core deposit relationships and have been successful in attracting new deposits.  Management remains committed to executing the strategies necessary to reduce risk, fulfill the requirements established with our regulators, and meet our internal objectives.  Therefore, although there are still significant challenges, Vineyard is starting to see positive results from the strategies that have been put in place.”

Liquidity

Effective April 21, 2008, the Federal Home Loan Bank (“FHLB”) reduced Vineyard’s borrowing capacity from 40% to 30% of Vineyard’s total assets. However, the reduction had limited impact as Vineyard’s borrowing availability was already limited to the amount of eligible collateral that can be pledged to secure that borrowing facility. At June 30, 2008, based on its eligible pledged loan and investment collateral, that availability was $289.4 million of which $155.0 million was outstanding.  Therefore, Vineyard had a remaining borrowing availability of $134.4 million.

On July 24, 2008, Vineyard borrowed $126.0 million from the FHLB, consisting of four $31.5 million advances with terms ranging from 9 months to 1 year.  As a result of these term borrowings, Vineyard had a remaining borrowing availability of $2.2 million available against its loan and investment collateral pledged at the FHLB. The proceeds from the FHLB advances were invested in federal funds sold for liquidity needs.  At July 24, 2008 Vineyard had an aggregate of $178.0 million invested in federal funds sold.

On August 1, 2008, Vineyard entered into an intercreditor agreement with the FHLB and Federal Reserve Bank of San Francisco (“FRB”) establishing a borrowing facility under the FRB Discount Window program whereby certain eligible loans pledged to the FRB, and approved by the FHLB, may be used to support any advances from the FRB Discount Window.

Vineyard currently has no unsecured correspondent banking facilities with borrowing availability.

As a result of the issuance of the Consent Order by the Office of the Comptroller of the Currency (“OCC”) on July 22, 2008, Vineyard will no longer be able to accept, renew or rollover brokered deposits unless and until such time as we receive a waiver from the FDIC.  Vineyard has requested a waiver from the FDIC, but there can be no assurance that such a waiver will be granted, or granted on the terms requested.

2008 Operating Objectives

As disclosed previously, the company has established the following five primary objectives as a basis to reduce risk, refocus on core operations and reposition the company to achieve the long-term success of the franchise:

1)
Reduce the Overall Risk Profile of the company. This objective includes the significant reduction of SFR tract construction lending and related land development projects, enhanced borrower sponsorship requirements, increased and expanded core deposit growth, business and commercial real estate lending in supportive sub-markets, and enhanced balance sheet management;

2)
Loan Portfolio Management.  In order to produce a base of stabilized long-term earnings, the company will seek to proactively rebalance the existing loan portfolio and diversify new business generation to reduce its risk profile, meet its targeted concentration ranges within sub-markets and sub-portfolios, and maintain an overall portfolio yield consistent with quality and sustainable returns;

3)
Liquidity Enhancement and Funding Cost Reduction. The company will seek to reduce its funding costs by an intensified focus on lower cost core deposits, cash management driven business relationships, the effective repricing of its time deposit portfolio in a decreasing interest rate environment, and reduction of its reliance on higher costing liabilities;

4)
Corporate Reallocation and Reorganization. To improve its operating efficiencies, the company will continually review its resource allocation to ensure the optimum allocation of talent among functions. The company seeks to continue to deploy and redeploy resources, both personnel and other operating costs, toward achievement of our objectives; and

5)
Protection and Preservation of Capital.  The company will focus on protecting and preserving capital. Income from Vineyard, in the long term, is expected to be a contributor to increasing capital and accretive to the company’s risk based capital ratios. In light of current economic conditions and to address the deterioration in the loan portfolio, the company has significantly curtailed new loan generation, which combined with loan sales and repayments may make additional capital available. In addition, in order to address the financial impact of the abrupt and severe decline in real estate values and the potential continuing deterioration in the loan portfolio, the company will also pursue strategic alternatives, which may include a significant capital raise, to strengthen its capital.

Balance Sheet

As part of the operating objectives described above, the company implemented actions to manage its loan production levels resulting in a net contraction of its balance sheet during the first half of 2008.  The company compressed its balance sheet by $118.8 million during the six months ended June 30, 2008, or 5%, from $2.5 billion at December 31, 2007 to $2.4 billion at June 30, 2008.  During the six months ended June 30 2008, Vineyard decreased its loan balance, including loans held-for-sale, by $169.8 million.  This loan balance decrease was comprised primarily of $413.3 million in loan payoffs and paydowns, $64.1 million of net charge-offs and $31.0 million of net loan sales, offset by $338.2 million in disbursements on new and existing loan commitments.

Following its exit from the tract lending business, the company continues to work to reduce its existing portfolio exposure in the tract construction market.  At June 30, 2008, Vineyard’s outstanding tract construction loans, including those SFR tract loans held for sale, totaled $105.3 million, a decrease of $24.7 million, or 19.0% since March 31, 2008. This second quarter 2008 decrease was primarily related to the charge-off of $21.5 million of tract construction loans, and $12.1 million of principal paydowns and payoffs, net of $7.9 million of disbursements on existing loans. Unfunded commitments for the tract construction portfolio totaled $15.3 million at June 30, 2008, a decrease of $17.1 million, or 52.7%, from March 31, 2008.

The company had a net increase of $146.4 million in deposits during the second quarter of 2008, related primarily to an increase in time deposit accounts, of which $266.3 million came from brokered CDs.  There was also a $5.0 million increase in exchange balances, which are 1031 exchange balances associated with 1031 Exchange Advantage, Inc. and 1031 Funding & Reverse Corp. (collectively, the “exchange companies”).  As a result of the increase in funding deposits and loan paydowns, the company decreased its FHLB borrowings from $227.0 million at March 31, 2008 to $155.0 million at June 30, 2008.

Asset Quality

Non-accrual loans

During the second quarter of 2008, non-accrual loans increased to $192.6 million at June 30, 2008 from its $105.2 million level at March 31, 2008. The increase is principally associated with loans originated between 2005 and 2007.  Of the balance of non-accrual loans at June 30, 2008, $12.3 million relates to commercial real estate construction loans, $39.7 million relates to land loans, $56.1 million relates to luxury construction loans and $73.5 relates to SFR tract construction loans.  The company had a loss of $3.4 million of interest income associated with new non-accrual loans in the second quarter of 2008.  Loans are placed on non-accrual status if there is reasonable doubt as to the collectability of principal and interest in accordance with the original credit terms.

(Dollars in Thousands)	June 30, 2008		March 31, 2008
	Non-accrual	Specific	Non-accrual	Specific
Loan Type	Balance	Reserve	Balance	Reserve
Construction and Land:
Single-family tract	$73,485	$2,050	$87,042	$2,227
Single-family luxury	56,140	3,456	4,523	46
CRE Construction	12,321	-	-	-
Land	39,660	9,698	6,205	-
Commercial and residential real estate	4,642	908	4,965	1,133
SBA	1,569	-	1,533	-
Other	4,832	2,000	903	-
Total	$192,649	$18,113	$105,171	$3,406

Charged-off loans

During the quarter ended June 30, 2008, the company recorded $36.5 million in net charge-offs, which equates to 1.79% of average gross loans for the quarter.  Of the charge-offs, $21.5 million relate to tract construction loans and $13.1 million relate to land loans.

Other Real Estate Owned

During the second quarter of 2008, other real estate owned (“OREO”), which consists of properties obtained through foreclosure, decreased from $12.6 million to $6.2 million.

The decrease is due primarily to the tract land project, which encompassed one hundred finished residential lots in a 1,788 unit planned development project within the Temecula Valley region of southern California, sold during the second quarter of 2008 at its then book value of $6.1 million resulting in no further loss.

The balance of OREO at June 30, 2008 includes $1.1 million in a SFR tract construction loan and $0.4 million in a SBA loan, which was transferred to OREO at the end of second quarter of 2008, and $4.6 million in a SFR tract construction loan which was transferred to OREO in the fourth quarter of 2007.  That OREO was written down further by $0.6 million during the second quarter of 2008.

The company is actively pursuing disposition of the foreclosed assets.

Deferred Tax Asset

Deferred tax assets and liabilities are recognized for future tax consequences of the difference between the carrying amount of assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards.  A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

During the second quarter of 2008, the company  provided a full valuation allowance against its deferred tax asset, due to uncertainty related to its eventual realizability.  The ultimate realizability of the deferred tax asset is dependent upon the Company’s ability to derive benefits for the tax deductions inherent in the deferred tax asset by getting refunds for taxes paid in the past or by reducing future tax obligations.  Accordingly, management’s judgments regarding the nature of future reversals of existing temporary differences, future taxable income and available tax planning strategies impact the degree to which a valuation allowance is determined to be necessary.  These judgments are based in part on factors that may or may not be entirely within the control of management, such as judgments regarding future economic conditions and changes within the business environment in which we operate.  Depending on how these factors change in the future, management’s judgment regarding the need for a valuation allowance against its deferred tax asset could change.

Current Tax Receivable

As of June 30, 2008, we had a current net income tax receivable of $23.8 million primarily reflecting the impact of utilizing net operating losses generated during the current year to reduce our tax liabilities in prior tax years.  Any remaining net operating losses generated in the current year, which would expire in 2028, remain available to offset future taxable income.  The utilization of these net operating loss carryforwards to offset future taxable income could have a positive impact on our future net income by reducing the amount of income taxes recognized in our consolidated statements of operations.

Extension of Maturity Date and Subsequent Default on Line of Credit

As previously disclosed, the company and First Tennessee Bank, National Association (“First Tennessee”) entered into  the Fourth Modification and Covenant Waiver Agreement (the “Agreement”) on July 1, 2008 which, among other things, extended the maturity date of the company’s line of credit from First Tennessee from June 30, 2008 to August 29, 2008 at an annual interest rate of LIBOR plus 3.50%, and granted and/or extended the waiver by First Tennessee of certain financial and other covenant failures of the company through August 29, 2008.  The outstanding balance of the line of credit, which is secured by 100% of Vineyard’s common stock, was $48.3 million at June 30, 2008.  The company paid First Tennessee a lender fee equal to 0.25% of the outstanding balance of the line of credit, or $0.1 million, in connection with the Agreement.

Also as previously disclosed, the company notified First Tennessee on July 24, 2008 of, and requested a waiver with respect to, an event of default under the line of credit which occurred by virtue of the Consent Order that was issued by the OCC on July 22, 2008.  As a result, unless First Tennessee subsequently waives this event of default, First Tennessee will be entitled to accelerate the maturity date of the line of credit and otherwise exercise its rights as a secured party against the collateral to collect, enforce or satisfy the obligations under the line of credit.

Results of Operations

For the quarter ended June 30, 2008, gross loan interest income was $34.9 million, a decrease of $9.6 million, or 22% as compared to the same period in 2007. The effective yield of the loan portfolio in the second quarter of 2008 was 6.9%, as compared to 8.8% for the same period in 2007.  The increase in non-accrual loans negatively impacted our gross interest income and loan yield due to $3.4 million of interest income lost associated with new non-accrual loans in the second quarter.   Had all existing non-accrual loans performed during the second quarter of 2008, interest income would have been greater by $9.8 million.

Total net revenues (net interest income plus other operating income) for the quarter ended June 30, 2008 were $17.8 million, a decrease of $7.0 million, or 28%, as compared to the same period in 2007.

These results of operations produced a net interest margin of 3.14% for the second quarter of 2008, as compared to 4.13% for the same period in 2007 and 3.47% for the first quarter of 2008.

Total operating expenses for the quarter-ended June 30, 2008 were $19.5 million, as compared to $14.2 million for the same period in 2007. The increase from 2007 is primarily attributable to additional professional services fees of approximately $3.5 million which include audit and legal expenses and approximately $2.0 million in the write down of assets including Goodwill.

Capital Resources

At June 30, 2008, stockholders’ equity of the company totaled $29.5 million, a decrease of $83.5 million, or 74% as compared to December 31, 2007.  In addition, the company’s Tier 1 Risk-Based and Leverage capital ratios of 1.52% and 1.43%, respectively, were below the minimum regulatory ratio requirement of 4.0%.  Management is currently addressing capital concerns at the company and is actively pursuing strategic alternatives for raising capital.  The company also expects to enter into an agreement with the FRB to address the capital needs of the company as well as other risk management and operational matters.

Despite the impact of the additional provision and charge-offs, Vineyard has $186.4 million in common equity and was mathematically considered to be “well capitalized” at June 30, 2008.  At June 30, 2008, Vineyard’s Tier 1 Risk-Based and Leverage capital ratios were 8.76% and 8.28%, respectively, as compared to the “well capitalized” minimum ratios of 6.0% and 5.0%, respectively.  It is intended that the continued effort to strategically contract assets will assist in bolstering Vineyard’s capital.

By virtue of the Consent Order that was issued by the OCC on July 22, 2008, Vineyard is now classified as “adequately capitalized” notwithstanding the fact that its actual capital ratios at June 30, 2008 met the criteria for being considered “well capitalized.”

Payment of Dividends

The company’s ability to pay cash dividends is limited by California law.  With certain exceptions, a California corporation may not pay a dividend to its shareholders unless (i) its retained earnings equal at least the amount of the proposed dividend, or (ii) after giving effect to the dividend, the corporation’s assets would equal at least 1.25 times its liabilities and, for corporations with classified balance sheets, the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities.

At June 30, 2008, the company had an accumulated deficit of $81.2 million and did not otherwise satisfy the minimum asset to liability ratios for paying dividends under California law.  As a result, the company is legally prohibited from paying dividends on both its common stock and preferred stock.  The company expects that it will be legally prohibited from paying dividends on both its common stock and preferred stock for the foreseeable future.

In addition, the company’s primary regulator, the FRB, on May 16, 2008, advised the company that in light of the company’s obligation to serve as a source of financial and managerial strength to Vineyard, the company may not make payments to third parties, without prior approval from the FRB, including, without limitation, dividend payments to the holders of its common stock and preferred stock.

About Vineyard National Bancorp

The company is a $2.4 billion bank holding company headquartered in Corona and the parent company of Vineyard and the exchange companies.  Vineyard, also headquartered in Corona, operates through sixteen full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif.  The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.  For additional information on the exchange companies, please visit www.1031exchangeadvantage.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)
(unaudited)

	June 30, 2008	June 30, 2007	$ Change	% Change
Assets
Loans, net of unearned income	$1,892,947	$2,031,872	$(138,925)	-7%
Less: Allowance for loan losses	(52,175)	(21,255)	(30,920)	145%
Net Loans	1,840,772	2,010,617	(169,845)	-8%
Loans held-for-sale	64,801	296	64,505	21792%
Investment securities	150,718	223,793	(73,075)	-33%
Federal funds sold	178,000	23,000	155,000	674%
Total Earnings Assets	2,234,291	2,257,706	(178,415)	-8%

Cash and due from banks	27,271	42,526	(15,255)	-36%
Premises and equipment, net	17,225	18,861	(1,636)	-9%
Income tax receivable, net	23,823	(1,582)	25,405	-1606%
Deferred tax asset	-	17,056	(17,056)	-100%
Other real estate owned	6,175	11,653	(5,478)	-47%
Goodwill and other intangibles	1,553	42,884	(41,331)	-96%
Other assets	54,146	23,932	30,214	126%
Total Assets	$2,364,484	$2,413,036	$(48,552)	-2%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$233,704	$301,281	$(67,577)	-22%
Interest-bearing	1,711,591	1,561,211	150,380	10%
Total Deposits	1,945,295	1,862,492	82,803	4%

Exchange balances	23,125	-	23,125	100%
Federal Home Loan Bank advances	155,000	210,000	(55,000)	-26%
Other borrowings	48,300	26,000	22,300	86%
Subordinated debt	5,000	5,000	-	0%
Junior subordinated debentures	115,470	115,470	-	0%
Other liabilities	42,779	22,037	20,742	94%
Total Liabilities	2,334,969	2,240,999	93,970	4%

Stockholders' Equity
Common stock equity	90,805	102,945	(12,140)	-12%
Preferred stock equity	31,615	31,694	(79)	0%
Retained (deficit) / earnings	(82,573)	49,123	(131,696)	-268%
Unallocated ESOP shares	(4,873)	(5,487)	614	-11%
Cumulative other comprehensive loss	(5,459)	(6,238)	779	-12%
Total Stockholders' Equity	29,515	172,037	(142,522)	-83%
Total Liabilities and Stockholders' Equity	$2,364,484	$2,413,036	$(48,552)	-2%

Total non-performing loans/Gross loans (1)	11.64%	0.60%

Number of shares of common stock outstanding (2)	9,669,661	10,671,690

(1) Total non-performing loans include non-accrual loans, renegotiated loans and accruing loans that are more than 90 days past due. For purposes of this calculation, gross loans include loans held-for-sale.
(2) Number of shares of common stock outstanding at June 30, 2008 and June 30, 2007 excludes 217,930 and 245,368 unreleased and unallocated ESOP shares, respectively.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)
(unaudited)

	June 30, 2008	December 31, 2007	$ Change	% Change
Assets
Loans, net of unearned income	$1,892,947	$2,008,071	$(115,124)	-6%
Less: Allowance for loan losses	(52,175)	(48,849)	(3,326)	7%
Net Loans	1,840,772	1,959,222	(118,450)	-6%
Loans held-for-sale	64,801	119,427	(54,626)	-46%
Investment securities	150,718	202,387	(51,669)	-26%
Federal funds sold	178,000	36,000	142,000	394%
Total Earnings Assets	2,234,291	2,317,036	(224,745)	-10%

Cash and due from banks	27,271	47,537	(20,266)	-43%
Premises and equipment, net	17,225	18,326	(1,101)	-6%
Income tax receivable, net	23,823	3,208	20,615	643%
Deferred tax asset	-	28,357	(28,357)	-100%
Other real estate owned	6,175	17,375	(11,200)	-64%
Goodwill and other intangibles	1,553	4,637	(3,084)	-67%
Other assets	54,146	46,803	7,343	16%
Total Assets	$2,364,484	$2,483,279	$(118,795)	-5%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$233,704	$316,905	$(83,201)	-26%
Interest-bearing	1,711,591	1,618,747	92,844	6%
Total Deposits	1,945,295	1,935,652	9,643	0%

Exchange balances	23,125	47,515	(24,390)	-51%
Federal Home Loan Bank advances	155,000	175,000	(20,000)	-11%
Other borrowings	48,300	45,250	3,050	7%
Subordinated debt	5,000	5,000	-	0%
Junior subordinated debentures	115,470	115,470	-	0%
Other liabilities	42,779	46,367	(3,588)	-8%
Total Liabilities	2,334,969	2,370,254	(35,285)	-1%

Stockholders' Equity
Common stock equity	90,805	94,499	(3,694)	-4%
Preferred stock equity	31,615	31,615	-	0%
Retained deficit	(82,573)	(5,372)	(77,201)	1437%
Unallocated ESOP shares	(4,873)	(5,168)	295	-6%
Cumulative other comprehensive loss	(5,459)	(2,549)	(2,910)	114%
Total Stockholders' Equity	29,515	113,025	(83,510)	-74%
Total Liabilities and Stockholders' Equity	$2,364,484	$2,483,279	$(118,795)	-5%

Total non-performing loans/Gross loans (1)	11.64%	3.55%

Number of shares of common stock outstanding (2)	9,669,661	10,053,994

(1) Total non-performing loans include non-accrual loans, renegotiated loans and accruing loans that are more than 90 days past due. For purposes of this calculation, gross loans include loans held-for-sale.
(2) Number of shares of common stock outstanding at June 30, 2008 and December 31, 2007 excludes 217,930 and 231,781 unreleased and unallocated ESOP shares, respectively.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2008	2007	$ Change	% Change
Interest Income
Loans, including fees	$34,945	$44,518	$(9,573)	-22%
Investment securities	2,395	2,967	(572)	-19%
Total Interest Income	37,340	47,485	(10,145)	-21%

Interest Expense
Deposits	15,332	17,181	(1,849)	-11%
Borrowings and debt obligations	4,753	6,934	(2,181)	-31%
Total Interest Expense	20,085	24,115	(4,030)	-17%

Net Interest Income	17,255	23,370	(6,115)	-26%
Provision for loan losses	40,500	500	40,000	8000%
Net interest (loss) / income after provision for loan losses	(23,245)	22,870	(46,115)	-202%

Other Income
Fees and service charges	424	416	8	2%
Gain on sale of SBA loans and SBA broker fee income	4	581	(577)	-99%
Gain on sale of non-SBA loans	48	337	(289)	-86%
Other income	70	128	(58)	-45%
Total Other Income	546	1,462	(916)	-63%

Other Expenses
Salaries and benefits	6,593	7,856	(1,263)	-16%
Occupancy and equipment	2,605	2,475	130	5%
Legal services	1,792	286	1,506	527%
Audit services	674	186	488	262%
Other professional services	1,822	360	1,462	406%
Office supplies, postage and telephone	534	572	(38)	-7%
Business development	351	594	(243)	-41%
Insurance and assessments	640	413	227	55%
Loan related	1,171	267	904	339%
Write down of assets	1,957	-	1,957	100%
Other expense	1,380	1,165	215	18%
Total Other Expenses	19,519	14,174	5,345	38%

(Loss) / earnings before income taxes	(42,218)	10,158	(52,376)	-516%
Income tax provision	20,270	4,156	16,114	388%
Net (Loss) / Earnings	$(62,488)	$6,002	$(68,490)	-1141%

Preferred stock dividend	$-	$231	$(231)	-100%

Weighted average shares outstanding used in
(loss) / earnings per share calculation
Basic	9,666,546	10,670,850
Diluted (3)	9,666,546	10,938,741

(Loss) / Earnings per common share
Basic	$(6.46)	$0.54	$(7.00)	-1296%
Diluted (3)	$(6.46)	$0.53	$(6.99)	-1319%

Efficiency Ratio (4)	110%	57%

(3) In a net loss scenario, diluted loss per share equals basic loss per share.
(4) The efficiency ratio is calculated by dividing total operating expenses by net interest income and total other income.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2008	2007	$ Change	% Change
Interest Income
Loans, including fees	$75,418	$86,729	$(11,311)	-13%
Investment securities	4,074	5,905	(1,831)	-31%
Total Interest Income	79,492	92,634	(13,142)	-14%

Interest Expense
Deposits	32,439	34,254	(1,815)	-5%
Borrowings and debt obligations	9,916	12,517	(2,601)	-21%
Total Interest Expense	42,355	46,771	(4,416)	-9%

Net Interest Income	37,137	45,863	(8,726)	-19%
Provision for loan losses	67,400	1,700	65,700	3865%
Net interest (loss) / income after provision for loan losses	(30,263)	44,163	(74,426)	-169%

Other Income
Fees and service charges	772	899	(127)	-14%
Gain on sale of SBA loans and SBA broker fee income	174	1,181	(1,007)	-85%
(Loss) / gain on sale of securities and non-SBA loans	(83)	337	(420)	-125%
Other income	144	247	(103)	-42%
Total Other Income	1,007	2,664	(1,657)	-62%

Other Expenses
Salaries and benefits	14,982	15,450	(468)	-3%
Occupancy and equipment	5,309	4,933	376	8%
Legal services	2,474	426	2,048	481%
Audit services	1,502	361	1,141	316%
Other professional services	3,352	692	2,660	384%
Office supplies, postage and telephone	1,075	1,199	(124)	-10%
Business development	934	1,160	(226)	-19%
Insurance and assessments	1,113	765	348	45%
Loan related	1,753	480	1,273	265%
Write down of assets	5,825	-	5,825	100%
Other expense	2,375	1,835	540	29%
Total Other Expenses	40,694	27,301	13,393	49%

(Loss) / earnings before income taxes	(69,950)	19,526	(89,476)	-458%
Income tax provision	5,790	8,015	(2,225)	-28%
Net (Loss) / Earnings	$(75,740)	$11,511	$(87,251)	-758%

Preferred stock dividend	$644	$460	$184	40%

Weighted average shares outstanding used in
(loss) / earnings per share calculation
Basic	9,698,289	10,677,123
Diluted (3)	9,698,289	10,940,857

(Loss) / Earnings per common share
Basic	$(7.88)	$1.03	$(8.91)	-865%
Diluted (3)	$(7.88)	$1.01	$(8.89)	-880%

Efficiency Ratio (4)	107%	56%

(3) In a net loss scenario, diluted loss per share equals basic loss per share.
(4) The efficiency ratio is calculated by dividing total operating expenses by net interest income and total other income.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross loans (5)	$2,045,364	$34,945	6.87%	$2,037,736	$44,518	8.76%
Investment securities (6)	175,784	2,395	5.46%	240,668	2,967	4.93%
Total interest-earning assets	2,221,148	37,340	6.76%	2,278,404	47,485	8.36%
Other assets	160,971			129,410
Less: allowance for loan losses	(52,656)			(21,057)
Total average assets	$2,329,463			$2,386,757

Liabilities and Stockholders' Equity
Interest-bearing deposits (7)	$1,527,069	15,332	4.04%	$1,463,184	17,181	4.71%
FHLB advances	202,002	2,270	4.46%	292,648	3,687	5.02%
Other borrowings	49,185	827	6.65%	48,285	830	6.80%
Subordinated debt	5,000	74	5.88%	5,000	109	8.61%
Junior subordinated debentures	115,470	1,582	5.42%	115,470	2,308	7.91%
Total interest-bearing liabilities	1,898,726	20,085	4.23%	1,924,587	24,115	5.01%
Demand deposits	267,744			286,878
Exchange balances	22,763			-
Other liabilities	57,639			24,800
Total average liabilities	2,246,872			2,236,265
Preferred stock equity	31,615			10,876
Common stock equity, net of
cumulative other comprehensive loss	50,976			139,616
Stockholders' equity	82,591			150,492
Total liabilities and stockholders' equity	$2,329,463			$2,386,757

Net interest spread (8)			2.53%			3.35%
Net interest margin (9)		$17,255	3.14%		$23,370	4.13%

Return on Average Assets			-10.80%			1.01%
Return on Average Tangible Assets (10)			-10.80%			1.06%
Return on Average Common Equity			-491.07%			16.58%
Return on Average Tangible Common Equity (11)			-536.58%			24.74%
Net Charge-off's/Average Gross Loans			1.79%			0.00%

(5) The average loan balances include loans held-for-sale and non-accrual loans.
(6) The yield for investment securities is based on historical amortized cost balances.
(7) Includes savings, NOW, money market, and time certificate of deposit accounts.
(8) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(9) Net interest margin is computed by dividing net interest income by total average earning assets.
(10) Return on average tangible assets is computed by dividing net income excluding core deposit amortization for the period by average tangible assets.
Average tangible assets equal average total assets less average identifiable intangible assets and goodwill.
(11) Return on average tangible common stockholders’ equity is computed by dividing net income applicable to common stock excluding core deposit amortization for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average total common stockholders’ equity less average identifiable intangible assets and goodwill.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross loans (5)	$2,087,215	$75,418	7.27%	$1,990,824	$86,729	8.79%
Investment securities (6)	178,660	4,074	4.57%	240,867	5,905	4.91%
Total interest-earning assets	2,265,875	79,492	7.05%	2,231,691	92,634	8.37%
Other assets	153,891			128,675
Less: allowance for loan losses	(52,215)			(20,488)
Total average assets	$2,367,551			$2,339,878

Liabilities and Stockholders' Equity
Interest-bearing deposits (7)	$1,550,757	32,439	4.21%	$1,474,127	34,254	4.69%
FHLB advances	197,576	4,541	4.57%	249,220	6,241	5.01%
Other borrowings	46,908	1,599	6.74%	41,554	1,465	7.01%
Subordinated debt	5,000	175	6.93%	5,000	218	8.67%
Junior subordinated debentures	115,470	3,601	6.17%	115,470	4,593	7.91%
Total interest-bearing liabilities	1,915,711	42,355	4.43%	1,885,371	46,771	4.99%
Demand deposits	278,206			282,394
Exchange balances	28,221			-
Other liabilities	51,423			24,296
Total average liabilities	2,273,561			2,192,061
Preferred stock equity	31,615			10,274
Common stock equity, net of
cumulative other comprehensive loss	62,375			137,543
Stockholders' equity	93,990			147,817
Total liabilities and stockholders' equity	$2,367,551			$2,339,878

Net interest spread (8)			2.62%			3.38%
Net interest margin (9)		$37,137	3.31%		$45,863	4.15%

Return on Average Assets			-6.44%			0.99%
Return on Average Tangible Assets (10)			-6.43%			1.04%
Return on Average Common Equity			-245.86%			16.20%
Return on Average Tangible Common Equity (11)			-264.06%			24.40%
Net Charge-off's/Average Gross Loans			3.07%			0.01%

(5) The average loan balances include loans held-for-sale and non-accrual loans.
(6) The yield for investment securities is based on historical amortized cost balances.
(7) Includes savings, NOW, money market, and time certificate of deposit accounts.
(8) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(9) Net interest margin is computed by dividing net interest income by total average earning assets.
(10) Return on average tangible assets is computed by dividing net income excluding core deposit amortization for the period by average tangible assets.
Average tangible assets equal average total assets less average identifiable intangible assets and goodwill.
(11) Return on average tangible common stockholders’ equity is computed by dividing net income applicable to common stock excluding core deposit amortization for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average total common stockholders’ equity less average identifiable intangible assets and goodwill.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
Earning Asset, Funding Liability and Operating Expenses Composition
(unaudited)
(dollars in thousands)

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Earning Assets
Loans
Commercial and industrial	$179,345	$165,300	$156,966	$147,799	$133,255
Real estate construction and land:
Single-family luxury	536,795	573,104	582,962	577,155	497,494
Single-family tract	54,431	130,003	146,627	163,396	183,395
Commercial	227,694	218,499	198,186	163,573	162,514
Land:
Single-family luxury	25,282	24,560	22,931	16,648	19,946
Single-family tract	30,031	59,647	64,405	61,760	38,878
Commercial	12,592	14,766	15,439	19,444	30,686
Other	5,390	906	909	795	25,099
Real estate mortgage:
Commercial	527,135	525,198	553,531	569,167	604,157
Multi-family residential	139,152	88,370	93,662	97,971	185,450
All other residential	53,903	68,584	56,257	60,944	53,533
Consumer loans	99,891	108,736	115,702	112,064	97,752
All other loans (including overdrafts)	58	71	264	54	194
	1,891,699	1,977,744	2,007,841	1,990,770	2,032,353
Unearned premium on acquired loans	2,565	2,863	3,272	3,110	2,627
Deferred loan fees	(1,317)	(2,083)	(3,042)	(3,235)	(3,108)
Loans, net of unearned income	1,892,947	1,978,524	2,008,071	1,990,645	2,031,872

Loans held-for-sale	64,801	103,061	119,427	143,737	296
Investment securities	150,718	158,418	202,387	216,556	223,793
Total Earning Assets	$2,108,466	$2,240,003	$2,329,885	$2,350,938	$2,255,961

Unfunded Loan Commitments
Commercial and industrial	$118,778	$138,613	$151,584	$125,431	$109,696
Real estate construction and land:
Single-family luxury	144,275	208,835	243,739	269,863	261,299
Single-family tract	15,294	32,355	57,239	59,035	108,898
Commercial	71,960	94,193	115,919	101,719	118,851
Land	1,236	6,617	8,930	10,236	12,928
Real estate mortgage:
Commercial	8,639	8,841	8,780	14,005	14,736
Multi-family residential	1,246	1,376	1,662	1,901	709
All other residential	16,021	16,455	20,684	23,683	19,569
Consumer loans	13,052	12,192	9,799	9,305	5,948
Total Unfunded Loan Commitments	$390,501	$519,477	$618,336	$615,178	$652,634

Funding Liabilities
Deposits
Non-interest bearing	$233,704	$302,886	$316,905	$292,172	$301,281
Money market	366,924	444,989	568,713	597,620	575,867
Savings and NOW	111,902	145,276	136,982	63,582	69,471
Time deposits	1,232,765	905,707	913,052	897,497	915,873
Total Deposits	1,945,295	1,798,858	1,935,652	1,850,871	1,862,492

Exchange balances	23,125	18,135	47,515	-	-
FHLB advances	155,000	227,000	175,000	271,000	210,000
Other borrowings	48,300	54,300	45,250	33,100	26,000
Subordinated debt	5,000	5,000	5,000	5,000	5,000
Junior subordinated debentures	115,470	115,470	115,470	115,470	115,470
Total Funding Liabilities	$2,292,190	$2,218,763	$2,323,887	$2,275,441	$2,218,962

Quarterly Operating Expenses
Salary and benefits	$6,593	$8,389	$7,623	$8,132	$7,856
Occupancy and equipment	2,605	2,704	2,513	2,554	2,475
Professional services	4,288	3,040	1,120	763	832
Office supplies, postage and telephone	534	541	562	567	572
Business development	351	583	564	500	594
Insurance and assessments	640	473	535	327	413
Loan related	1,171	582	439	363	267
Write-down of assets	600	3,868	2,274	397	-
Write-down of goodwill	1,357	-	40,771	-	-
Other operating expenses	1,380	995	1,349	1,112	1,165
Total Operating Expenses	$19,519	$21,175	$57,750	$14,715	$14,174